                                                                  EXHIBIT 99.1


[PROGROUP, INC. LOGO]
________________________________________________________________________________
                                                                    P.O. Box 796
                                                         6201 Mountain View Road
                                                       Ooltewah, Tennessee 37363
                                                                  (423) 238-5890

FOR IMMEDIATE RELEASE                   Contact:   Jim Hill
October 31, 1995                                   ProGroup, Inc.
                                                   (423) 238-5050


PROGROUP, INC. NAMES NICHOLS PRESIDENT

         OOLTEWAH, Tenn. -- ProGroup, Inc. (NASDAQ:PRGR) named George Nichols president and chief operating officer effective November 1, 1995, announced Jack Lupton, chairman and chief executive officer.
         Nichols, president of MacGregor Golf Co. in Albany, Georgia in the late eighties, leaves his current position as chairman of Square Two Golf, Inc. in Fairfield, New Jersey to join ProGroup.
         "George Nichols has everything we were looking for in a leader for ProGroup. He has an unsurpassed understanding of the golf industry and an aggressive approach to business - just what we need to strengthen ProGroup's position in the market," said Lupton.
         "The members of our board, especially Arnold Palmer, are thrilled with this addition to the company. They are also confident George will bring strong talent with him to the open vice president positions in sales and marketing and finance as well," said Lupton.
         Nichols takes the reigns from interim president Jim Hill, who has been running the company since Ryland Dooley's resignation three months ago. Hill, a member of the board's executive committee and chief executive officer of The Lupton Company, Inc., in Chattanooga, said he believes George is the perfect choice for ProGroup.
         "The Board has laid out a very aggressive business plan for ProGroup," said Hill. George Nichols is an aggressive business man. He restored MacGregor's profitability and increased Square Two's share of the women's market. We are confident that the combination of a seasoned industry pro like George and our new pro line clubs bearing Palmer's name will achieve the same results," said Hill.
         Nichols said he is very excited about the opportunity for himself and ProGroup. "I have watched from afar as this company suffered several setbacks over the past few years. It is my intention to reverse the pattern of losses. My first priority will be to submit a three-year plan to our board that outlines how this will be accomplished," he said.
         ProGroup, Inc. manufactures, markets and distributes a full line of golf products, including Arnold Palmer and First Flight golf clubs, as well as Hot-Z golf bags.


________________________________________________________________________________